Exhibit 99.1

CONTACT:	Liz Merritt, Rural/Metro Corporation
(480) 606-3337
Financial Dynamics, Investor Relations
Jim Byers (Investors)
(415) 439-4504

For immediate release

RURAL/METRO REPORTS $5 MILLION IMPROVEMENT IN

FIRST-QUARTER NET INCOME, FULLY DILUTED EPS OF $0.20

•	Net income of $4.4 million, compared to $664,000 loss in prior year

•	Net revenue up 6% to $136.5 million

•	EBITDA up 24% to $14.9 million

SCOTTSDALE, Ariz. (Nov. 11, 2004) – Rural/Metro Corporation (OTCBB: RURL), the leading national provider of medical transportation and fire protection services, today reported net income of $4.4 million, or $0.20 cents per fully diluted share, for the fiscal 2005 first quarter ended September 30, 2004. This compares to a net loss of $664,000, or a loss per fully diluted share of $0.04, for the prior year’s first quarter.

The company reported fiscal 2005 first-quarter net revenue of $136.5 million, an increase of 6% over net revenue of $128.7 million for the prior year’s first quarter. Medical transportation and related service revenue increased $6.1 million, and fire and other revenue grew to $1.7 million over the prior year. First-quarter net revenue growth reflects a combination of rate increases and same-service-area transport expansion.

Jack Brucker, President and Chief Executive Officer, said, “Our strong first-quarter results underscore the benefit of our long-term focus on targeted, quality revenue growth within established regional service areas. We are successfully expanding our markets, effectively leveraging regional infrastructures, and reinforcing our billing and collections results.”

For the three months ended September 30, 2004, EBITDA was $14.9 million, representing an increase of 24% over EBITDA of $12.0 million for the same period of the prior year.

The company regards EBITDA, which is widely used by analysts, investors, creditors, and other interested parties, as relevant and useful information. The company provides this information to permit a more comprehensive analysis of its ability to meet future debt service, capital expenditures, and working capital requirements. Additionally, the company’s management uses this information to evaluate the performance of its operating units. EBITDA is not intended to represent cash provided by operating activities as defined by generally accepted accounting principles, and it should not be considered as an indicator of operating performance or an alternative to cash provided by operating activities as a measure of liquidity. The company has provided a reconciliation of EBITDA to cash used in operating activities in a table that accompanies this press release.

The company reported total operating expenses as a percent of net revenue of 91.1% for the three months ended September 30, 2004, down from 93.0% percent for the same period a year ago. Additionally, payroll and employee benefits as a percentage of net revenue decreased to 53.1%, compared to 53.9% for the same period a year ago. The company attributed the improvements primarily to an increase in operational efficiencies and a reduction in unscheduled overtime hours.

Key operating statistics held steady, and in certain instances trended positively, for the three months ended September 30, 2004:

•	EMS transports grew by approximately 8,500 over the prior year, attributable to same-service-area expansion efforts as well as demographic growth in these areas.

•	Net/Net Average EMS Patient Charge (APC) increased to $317, from $308 for the same period of the prior year. The company considers APC to be an approximation of cash collected per transport.

•	Quarter-to-date days’ sales outstanding (DSO) averaged 45 days.

Brucker continued, “We are proud to be the quality leader in our industry. That quality encompasses patient care, employee training, documentation and billing practices, and the technology we develop to support all of these efforts. We believe this approach has contributed to improvements in our financial results and will continue to sustain our performance in the future.”

Following is a summary of certain of the company’s key operating statistics. EMS transports and Net/Net Average EMS Patient Charge statistics have been adjusted to eliminate discontinued operations:

	Q1 ‘04 (9/30/03)	Q2 ‘04 (12/31/03)	Q3 ‘04 (3/31/04)	Q4’04 (6/30/04)	Q1’05 (9/30/04)
EMS Transports (1)	256,507	262,586	266,064	259,953	265,045
Net/Net Average EMS Patient Charge (2)	$308	$308	$312	$312	$317
Average DSO (QTD) (3)	42	45	45	45	45

(1)	EMS transports from continuing operations are defined as actual patient transports, excluding those under capitated contract arrangements.

(2)	Net/Net Average Emergency Medical Services (EMS) Patient Charge is defined as gross EMS transport revenue minus provisions for Medicare, Medicaid and other third-party payers and doubtful accounts divided by EMS transports from continuing operations. For purposes of this calculation, revenue and transports related to capitated contracts are excluded.
(3)	Average quarterly DSO is defined as average accounts receivable divided by net revenue per day, as calculated on a quarter-to-date basis.

Rural/Metro Corporation provides emergency and non-emergency medical transportation, fire protection, and other safety services in 23 states and more than 400 communities throughout the United States. For more information, visit the company’s web site at www.ruralmetro.com.

The company will discuss these results in a conference call Thursday, November 11, 2004, beginning at 8 a.m. Pacific/9 a.m. Mountain/11 a.m. Eastern. The call will be broadcast live on the company’s web site at www.ruralmetro.com. A replay will be available from 2 p.m. Eastern on November 12, 2004 through midnight November 19, 2004. The replay can be accessed by dialing 888-203-1112 (domestic) or 719-457-0820 (international). Please use the confirmation code 967178 when accessing the replay. An archived webcast also will be available at www.ruralmetro.com.

This press release contains forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among others the company’s ability to collect its accounts receivable; competitors’ actions; litigation and regulatory matters; and the company’s ability to sustain operating cash flow, secure new contracts, retain existing contracts, improve earnings and operating margin. Additional factors that could affect the company are described in its Form 10-K for the year ended June 30, 2004 under the caption “Risk Factors” in the Management’s Discussion and Analysis section, and other factors as described from time to time in the company’s SEC filings. The company disclaims any obligation to update its forward-looking statements.

(Tables to Follow)

RURAL/METRO CORPORATION

CONSOLIDATED BALANCE SHEET

(unaudited)

(in thousands)

	September 30, 2004	June 30, 2004
ASSETS

Current assets:
Cash	$7,622	$16,372
Accounts receivable, net of allowance for doubtful accounts of $64,500 and $59,430 at September 30, 2004 and June 30, 2004, respectively	66,893	65,348
Inventories	11,870	11,738
Prepaid expenses and other assets	8,722	8,512

Total current assets	95,107	101,970

Property and equipment, net	41,311	40,283
Goodwill	40,850	41,100
Insurance deposits	8,348	9,244
Other assets	11,528	12,644

	$197,144	$205,241

LIABILITIES, MINORITY INTEREST AND STOCKHOLDERS’ EQUITY (DEFICIT)

Current liabilities:
Accounts payable	$8,643	$13,833
Accrued liabilities	48,938	57,273
Deferred revenue	19,588	18,650
Current portion of long-term debt	1,520	1,495

Total current liabilities	78,689	91,251

Long-term debt, net of current portion	303,702	304,057
Deferred income taxes	650	650

Total liabilities	383,041	395,958

Minority interest	1,818	1,509

Stockholders’ equity (deficit):
Common stock, $.01 par value 40,000,000 shares authorized, 21,972,169 and 21,890,816 shares issued and outstanding at September 30, 2004 and June 30, 2004, respectively	220	219
Additional paid-in capital	147,168	147,075
Accumulated deficit	(333,864)	(338,281)
Treasury stock	(1,239)	(1,239)

Total stockholders’ equity (deficit)	(187,715)	(192,226)

	$197,144	$205,241

RURAL/METRO CORPORATION

CONSOLIDATED STATEMENT OF INCOME

For The Three Months Ended September 30, 2004 and 2003

(unaudited)

(in thousands, except per share amounts)

	Q1 FY ‘05	% of Net revenue	Q1 FY ‘04	% of Net revenue
Net revenue	$136,463	100.0%	$128,656	100.0%

Operating expenses
Payroll and employee benefits	72,488	53.1%	69,398	53.9%
Provision for doubtful accounts	21,562	15.8%	20,237	15.7%
Depreciation and amortization	2,988	2.2%	2,840	2.2%
Other operating expenses	27,337	20.0%	27,176	21.1%

Total operating expenses	124,375	91.1%	119,651	93.0%

Operating income	12,088	8.9%	9,005	7.0%
Interest expense	(7,320)	-5.4%	(8,014)	-6.2%
Interest income	130	0.1%	29	0.0%

Income from continuing operations before income taxes and minority interest	4,898	3.6%	1,020	0.8%
Income tax provision	(95)	-0.1%	(86)	-0.1%
Minority interest	(309)	-0.2%	(274)	-0.2%

Income from continuing operations	4,494	3.3%	660	0.5%
Loss from discontinued operations	(77)	-0.1%	(54)	0.0%

Net income	$4,417	3.2%	$606	0.5%
Less: Net income allocated to redeemable nonconvertible participating preferred stock under the two-class method	—		(69)
Less: Accretion of redeemable nonconvertible participating preferred stock	—		(1,201)

Net income (loss) applicable to common stock	$4,417		$(664)

Income (loss) per share
Basic -
Income (loss) from continuing operations applicable to common stock	$0.20		$(0.04)
Income (loss) from discontinued operations applicable to common stock	—		—

Net income (loss)	$0.20		$(0.04)

Diluted -
Income (loss) from continuing operations applicable to common stock	$0.20		$(0.04)
Income (loss) from discontinued operations applicable to common stock	—		—

Net income (loss)	$0.20		$(0.04)

Average number of common shares outstanding - Basic	21,959		16,399

Average number of common shares outstanding - Diluted	22,679		16,399

RURAL/METRO CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS

For The Three Months Ended September 30, 2004 and 2003

(unaudited)

(in thousands)

	Q1 FY ‘05	Q1 FY ‘04
Cash flows from operating activities:
Net income	$4,417	$606
Adjustments to reconcile net income to cash used in operating activities -
Depreciation and amortization	3,237	3,363
Loss on sale of property and equipment	64	22
Provision for doubtful accounts	21,588	21,852
Earnings of minority shareholder	309	274
Amortization of deferred financing costs	670	735
Amortization of debt discount	6	6
Change in assets and liabilities -
Increase in accounts receivable	(23,133)	(25,945)
Increase in inventories	(132)	(192)
(Increase) decrease in prepaid expenses and other assets	(210)	542
Decrease (increase) in insurance deposits	896	(337)
Decrease in other assets	68	156
Decrease in accounts payable	(5,190)	(3,120)
Decrease in accrued liabilities and other liabilities	(8,335)	(4,365)
Increase in deferred revenue	938	949

Net cash used in operating activities	(4,807)	(5,454)

Cash flows from investing activities:
Capital expenditures	(3,708)	(1,241)
Proceeds from the sale of property and equipment	7	33

Net cash used in investing activities	(3,701)	(1,208)

Cash flows from financing activities:
Repayments on credit facility	—	(1,000)
Repayment of debt and capital lease obligations	(336)	(274)
Cash paid for debt modification costs	—	(515)
Proceeds from the issuance of common stock	94	169

Net cash used in financing activities	(242)	(1,620)

Decrease in cash	(8,750)	(8,282)
Cash, beginning of period	16,372	12,561

Cash, end of period	$7,622	$4,279

RURAL/METRO CORPORATION

RECONCILIATION OF EBITDA

TO CASH FLOW USED IN OPERATING ACTIVITIES

For The Three Months Ended September 30, 2004 and 2003

(unaudited)

(in thousands)

	Q1 FY ‘05	Q1 FY ‘04
Net income	$4,417	$606
Add back:
Depreciation and amortization	3,237	3,363
Interest expense	7,320	8,014
Interest income	(130)	(29)
Income tax provision	95	90

EBITDA	14,939	12,044

Increase (decrease):
Interest expense	(7,320)	(8,014)
Interest income	130	29
Income tax provision	(95)	(90)
Loss on sale of property and equipment	64	22
Provision for doubtful accounts	21,588	21,852
Earnings of minority shareholder	309	274
Amortization of deferred financing costs	670	735
Amortization of debt discount	6	6
Changes in operating assets and liabilities	(35,098)	(32,312)

Net cash used in operating activities	$(4,807)	$(5,454)